Exhibit 99.1

Press Release	Teeka Tan Products, Inc.

TEEKA TAN PRODUCTS ATTAINS EXCLUSIVE RIGHTS TO
SAFE SEA SUNCARE LINE IN THE US, MEXICO & CARRIBEAN

Boca Raton, Florida- (BUSINESS WIRE)—March 13, 2006—Teeka Tan Products, Inc. (OTC: BB: TKAT), announced today it has entered into an exclusive agreement with Nidaria Technology Ltd. to distribute SAFE SEA Sucare Products, the worlds only Sunblock with “Jellyfish Sting Protective Lotion” that inhibits the stinging of most Jellyfish, Man-o war, Sea Lice, Sea Nettle and Fire Corals.

Under the terms of the agreement Teeka Tan has the exclusive right to distribute Safe Sea in the United States, Mexico and the Caribbean for a period of five years subject to fulfillment of contractual conditions. The agreement may be extended for an additional five years if Teeka Tan Products meets certain goals set forth under terms and conditions of the agreement.

“The exclusive rights for such a unique, patented product should help us accelerate our growth throughout the US, Mexico and the Caribbean” according to Brian S. John, Teeka Tan Products’ President. In addition Mr. John stated “we have been very pleased with the response from retailers and distributors since Teeka Tan began distributing Safe Sea in early January”.

Teeka Tan Products markets and distributes Teeka Tan Suncare Products, a broad line of high quality, value-priced sun care products which are sold to drug stores, supermarkets, surf shops, gift shops, distributors and other retail outlets in the United States and internationally. The Teeka Tan product line consists of Lotions with moderate to high SPF Protection, “Mineral Oil Free” Dark Tanning Oils, After Sun Products and Lip Balm. All of the company’s sun care formulations are registered with the FDA and comply with FDA labeling standards. For more information on our Suncare Products or our Company please visit our website at www.TeekaTan.com.

Safe Sea is the only Suncare product on the market that protects against and inhibits jellyfish and sea lice “stings” through a unique 5-step process. With 4 patents granted and approved for the jellyfish sting inhibitor, Safe Sea has been sold worldwide in the US, England, Spain, France, Sweden, Philippines, Taiwan, Japan since 2001. The U.S. Navy – USSCOM – Special Command sponsored successful clinical trials with the Bert Fish Medical Center in Smyrna Beach, FL To view Safe Sea as featured on CNN visit www.teekatan.com/cnn-headline-news.wmv.

Safe Harbor Statement

This press release contains statements that may constitute forward-looking statements, including the company’s ability to realize the projected revenues from the newly announced project orders and the future strength of the company’s business and industry. These statements are based on current expectations and assumptions and involve a number of uncertainties and risks that could cause actual results to differ materially from those currently expected. For additional information about Teeka Tan Product’s future business and financial results, refer to Teeka Tan Product’s Annual Report on Form 10-KSB for the year ended December 31, 2005. Teeka Tan Products undertakes no obligation to update any forward-looking statement that may be made from time to time by or on behalf of the company, whether as a result of new information, future events or otherwise.

For Further Information:

Rich Miller

Phone 877-647-2367

Fax: 561-989-0069